As filed with the Securities and Exchange Commission on September 19, 2025

Investment Company Act File No. 811-23355

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-2

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940 ☒

AMENDMENT NO. 19 ☒

MACQUARIE FOCUSED ACCESS FUND, LLC

(Exact Name of Registrant as Specified in its Charter)

660 Fifth Avenue

New York, New York 10103

(Address of Principal Executive Offices)

Registrant's Telephone Number, including Area Code: (212) 317-9200

Alex Lee

c/o Macquarie Wealth Advisers, LLC

660 Fifth Avenue

New York, New York 10103

(Name and Address of Agent for Service)

Copy to:

Stuart H. Coleman, Esq.

Stradley Ronon Stevens & Young, LLP

100 Park Avenue, Suite 2000

New York, NY 10017

212-812-4125

Check each box that appropriately characterizes the Registrant:

☒ Registered Closed-End Fund (closed-end company that is registered under the Investment Company Act of 1940 ("Investment Company Act")).

☐ Business Development Company (closed-end company that intends or has elected to be regulated as a business development company under the Investment Company Act).

☐ Interval Fund (Registered Closed-End Fund or a Business Development Company that makes periodic repurchase offers under Rule 23c-3 under the Investment Company Act).

☐ A.2 Qualified (qualified to register securities pursuant to General Instruction A.2 of this Form).

☐ Well-Known Seasoned Issuer (as defined by Rule 405 under the Securities Act of 1933 (the "Securities Act")).

☐ Emerging Growth Company (as defined by Rule 12b-2 under the Securities Exchange Act of 1934.

☐ If an Emerging Growth Company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.

☐ New Registrant (registered or regulated under the Investment Company Act for less than 12 calendar months preceding this filing).

This Registration Statement has been filed by Registrant pursuant to Section 8(b) of the Investment Company Act. However, interests in the Registrant are not being registered under the Securities Act, since such interests will be issued solely in private placement transactions which do not involve any "public offering" within the meaning of Section 4(a)(2) of the Securities Act. Investment in the Registrant may be made only by individuals or entities which are "accredited investors" within the meaning of Regulation D under the Securities Act. This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any interest in the Registrant.

Investment Company Act File No. 811-23355

MACQUARIE FOCUSED ACCESS FUND, LLC

(FORMERLY KNOWN AS CPG FOCUSED ACCESS FUND, LLC)

September 2025

Supplement to the Amended and Restated Confidential Memorandum, as amended or supplemented (the "Memorandum")

Dated July 1, 2025

A REGISTRATION STATEMENT TO WHICH THE MEMORANDUM RELATES HAS BEEN FILED BY MACQUARIE FOCUSED ACCESS FUND, LLC (THE "FUND") PURSUANT TO SECTION 8(B) OF THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED. HOWEVER, UNITS OF LIMITED LIABILITY COMPANY INTERESTS (THE "UNITS") OF THE FUND ARE NOT REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), SINCE SUCH UNITS ARE ISSUED SOLELY IN PRIVATE PLACEMENT TRANSACTIONS WHICH DO NOT INVOLVE ANY "PUBLIC OFFERING" WITHIN THE MEANING OF SECTION 4(A)(2) OF THE 1933 ACT. INVESTMENTS IN THE FUND MAY BE MADE ONLY BY INDIVIDUALS OR ENTITIES THAT ARE "ACCREDITED INVESTORS" WITHIN THE MEANING OF REGULATION D UNDER THE 1933 ACT. THE MEMORANDUM DOES NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY, ANY UNITS. UNITS OF THE FUND ARE NOT DEPOSITS OR OBLIGATIONS OF, OR GUARANTEED OR ENDORSED BY, ANY BANK OR OTHER INSURED FINANCIAL INSTITUTION, AND ARE NOT FEDERALLY INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE FEDERAL RESERVE BOARD OR ANY OTHER GOVERNMENT AGENCY. THE FUND IS AN ILLIQUID INVESTMENT. INVESTORS HAVE NO RIGHT TO REQUIRE THE FUND TO REDEEM THEIR UNITS.

BY ACQUIRING UNITS OF THE FUND, AN INVESTOR ACKNOWLEDGES AND AGREES THAT: (I) ANY INFORMATION PROVIDED BY THE FUND, MACQUARIE WEALTH ADVISERS, LLC, THE FUND'S INVESTMENT ADVISER (THE "ADVISER"), OR ANY AFFILIATES THEREOF (INCLUDING INFORMATION SET FORTH IN THE MEMORANDUM) IS NOT A RECOMMENDATION TO INVEST IN THE FUND AND THAT NONE OF THE FUND, THE ADVISER OR ANY AFFILIATES THEREOF IS UNDERTAKING TO PROVIDE ANY INVESTMENT ADVICE TO THE INVESTOR (IMPARTIAL OR OTHERWISE), OR TO GIVE ADVICE TO THE INVESTOR IN A FIDUCIARY CAPACITY IN CONNECTION WITH AN INVESTMENT IN THE FUND AND, ACCORDINGLY, NO PART OF ANY COMPENSATION RECEIVED BY THE ADVISER IS FOR THE PROVISION OF INVESTMENT ADVICE TO THE INVESTOR; AND (II) THE ADVISER HAS A FINANCIAL INTEREST IN THE INVESTOR'S INVESTMENT IN THE FUND ON ACCOUNT OF THE FEES IT EXPECTS TO RECEIVE FROM THE FUND AS DISCLOSED IN THE MEMORANDUM, THE FUND'S LIMITED LIABILITY COMPANY AGREEMENT, AS AMENDED FROM TIME TO TIME, AND ANY OTHER FUND GOVERNING DOCUMENTS.

Macquarie Focused Access Fund, LLC—Supplement

September 2025

The information set forth below supplements and supersedes any contrary information contained in the Amended and Restated Confidential Memorandum dated July 1, 2025, as amended or supplemented from time to time (the "Memorandum") of Macquarie Focused Access Fund, LLC (the "Fund"). Prospective Investors are urged to read carefully the Fund's Memorandum and Amended and Restated Limited Liability Company Agreement, as amended and restated from time to time. Capitalized terms not otherwise defined herein shall have the same meaning as provided in the Memorandum. If the prospective Investor wishes to invest in the Fund, the Investor must complete, execute and return the Fund's Investor Application.

* * *

This Supplement advises Investors of a change of the Fund's Placement Agent and the appointment of Mark Goldstein as an independent member of the Fund's Board or Directors.

The following supersedes any contrary information contained in the section of the Memorandum entitled "Summary of Terms—Distribution and Servicing Fee":

On September 18, 2025, the Board appointed Macquarie Capital (USA) Inc. ("MCUSA" or "Placement Agent") as the Placement Agent of the Fund. Effective October 15, 2025, references to the Placement Agent in the Memorandum refer to MCUSA.

The following replaces the section of the Memorandum entitled "Management of the Fund–Placement Agent":

Macquarie Capital (USA) Inc. (the "Placement Agent"), located at 660 Fifth Avenue, New York NY 10103, serves as the Placement Agent of the Fund's units. The Placement Agent is an affiliate of the Adviser and is an indirect subsidiary of Macquarie. The Placement Agent has agreed to use its best efforts to sell shares of the Fund.

Effective immediately, the following supplements the information (and supersedes any contrary information) in the section of the Memorandum entitled "Management of the Fund–Information About the Directors and Executive Officers":

Name, Age, Address and Position(s) with Fund	Term of Office and Length of Time Served	Principal Occupation(s) During Past 5 Years	Number of Portfolios in Fund Complex* Overseen by Director	Other Directorships/ Trusteeships Held by Director Outside Fund Complex
INDEPENDENT DIRECTOR
Mark Goldstein (60) c/o Macquarie Asset Management 660 Fifth Avenue New York, New York 10103 Director	Term - Indefinite Length - Since October 2025	General Counsel and Chief Compliance Officer, Arnhold LLC (2022-present); Special Counsel, Katten Muchin Rosenman (2017-2022)	10	None

* The Fund Complex consists of the Fund, CPG Carlyle Commitments Fund, LLC, CPG Carlyle Commitments Master Fund, LLC, CPG Vintage Access Fund, LLC, CPG Vintage Access Fund II, LLC, CPG Vintage Access Fund III, LLC, CPG Vintage Access Fund IV, LLC, CPG Vintage Access Fund V, LLC, CPG Vintage Access Fund VI, LLC and CPG Vintage Access Fund VII, LLC.

●	Mark Goldstein – Mr. Goldstein has over 25 years of experience in various legal and compliance roles in the asset management industry. He is currently General Counsel and Chief Compliance Office of Arnhold LLC, an investment adviser. Previously, he was associated with a number of law firms, including most recently Katten Muchin Rosenman, and certain asset managers and broker dealers. Prior to Katten, he was General Counsel of First Eagle Investment Management, an investment adviser, and served as Chief Compliance Officer for a number of years of First Eagle and its mutual fund family and Mackay Shields, an investment adviser. He was also an attorney at UBS PaineWebber and started his career at the SEC as an enforcement attorney. He received his B.A. from Washington University and his J.D. from Hofstra University School of Law.

The following table sets forth the dollar range of ownership of equity securities of the Fund and other registered investment companies overseen by the Director within the Fund Complex, in each case as of June 30, 2025. The Directors are not required to invest in the Fund.

Name of Director	Dollar Range of Equity Securities of the Fund	Aggregate Dollar Range of Equity Securities of All Registered Investment Companies Overseen by the Director in the Fund Complex
Mark Goldstein*	None	Over $100,000

* Mr. Goldstein became an Independent Director effective September 18, 2025.

Effective immediately, the following supplements the information (and supersedes any contrary information) in the section of the Memorandum entitled "Management of the Fund–Director Compensation":

Name and Position with Fund	Aggregate Compensation from the Fund*	Total Compensation from Fund and Fund Complex Paid to Director*
Mark Goldstein**	None	None

* For the fiscal year ended April 30, 2025.

** Mr. Goldstein became an Independent Director effective September 18, 2025.

* * *

If you have any questions, or already have completed an Investor Application/Subscription Agreement in connection with subscribing for Units and wish to discuss further your investment with the Adviser, please feel free to contact the Adviser at (212) 317-9200.

Other than Macquarie Bank Limited ABN 46 008 583 542 ("Macquarie Bank"), any Macquarie Group entity noted in this document is not an authorized deposit-taking institution for the purposes of the Banking Act 1959 (Commonwealth of Australia). The obligations of these other Macquarie Group entities do not represent deposits or other liabilities of Macquarie Bank. Macquarie Bank does not guarantee or otherwise provide assurance in respect of the obligations of these other Macquarie Group entities. In addition, if this document relates to an investment, (a) the investor is subject to investment risk including possible delays in repayment and loss of income and principal invested and (b) none of Macquarie Bank or any other Macquarie Group entity guarantees any particular rate of return on or the performance of the investment, nor do they guarantee repayment of capital in respect of the investment.

PART C. OTHER INFORMATION

Item 25. Financial Statements and Exhibits.

1.	Financial Statements:

The audited financial statements of the Registrant for the fiscal year ended April 30, 2025, including the report of the Registrant's independent registered public accounting firm, and the unaudited financial statements of the Registrant for the semi-annual period ended October 31, 2024, are incorporated by reference to the Registrant's Annual Report and Semi-Annual Report, respectively.

2.	Exhibits:

	(a)(1)	Certificate of Formation is incorporated by reference to Exhibit (a)(1) of the Registration Statement on Form N-2 (Reg. No. 811-23355) (the "Registration Statement"), filed on June 6, 2018.

	(a)(2)	Certificate of Amendment is incorporated by reference to Exhibit (a)(2) of Amendment No. 16 to the Registration Statement, filed on June 13, 2025 (“Amendment No. 16”).

	(a)(3)	Second Amended and Restated Limited Liability Company Agreement (included as Appendix B to the Registrant’s Confidential Memorandum).

	(b)	Not Applicable

	(c)	Not Applicable

	(d)(1)	Rule 18f-3 Plan is incorporated by reference to Exhibit (d)(1) of Amendment No. 1 to the Registration Statement, filed on July 19, 2018 ("Amendment No. 1").

	(d)(2)	See Item 25(2)(a)(2)

	(e)	Not Applicable

	(f)	Not Applicable

	(g)(1)	Amended and Restated Investment Advisory Agreement is incorporated by reference to Exhibit (g)(1) of Amendment No. 17 to the Registration Statement filed on July 1, 2025 ("Amendment No. 17").

	(g)(2)	Expense Limitation and Reimbursement Agreement is incorporated by reference to Exhibit (g)(2) of Amendment No. 11.

	(h)(1)	Form of Placement Agency Agreement.*

	(h)(2)	Form of Servicing and Sub-Placement Agency Agreement.*

	(h)(3)	Form of Rule 12b-1 Plan.*

	(i)	Not Applicable

	(j)(1)	Amended and Restated Custody Agreement is incorporated by reference to Exhibit (j)(1) of Amendment No. 11.

	(j)(2)	Amendment to the Amended and Restated Custody Agreement is incorporated by reference to Exhibit (j)(2) of Amendment No. 11.

	(k)(1)	Administration, Fund Accounting and Recordkeeping Agreement is incorporated by reference to Exhibit (k)(1) of Amendment No. 11.

	(k)(2)	Escrow Agreement is incorporated by reference to Exhibit (k)(2) of Amendment No. 11.

	(l)	Not Applicable

	(m)	Not Applicable

	(n)	Not Applicable

	(o)	Not Applicable

(p)	Not Applicable

(q)	Not Applicable

(r)(1)	Code of Ethics of the Registrant, as revised December 14, 2023, is incorporated by reference to Exhibit (r)(1) of Amendment No. 13 to the Registration Statement, filed on April 1, 2024 ("Amendment No. 13").

(r)(2)	Code of Ethics of Macquarie Wealth Advisers (formerly, Central Park Advisers, LLC) is incorporated by reference to Exhibit (r)(2) of Amendment No. 14 to the Registration Statement, filed on September 12, 2024 ("Amendment No. 14").

*	Filed herewith.

Item 26. Marketing Arrangements: Not Applicable.

Item 27. Other Expenses of Issuance and Distribution:*

Legal fees

Blue Sky fees

Printing

Miscellaneous

Total

*	Incorporated by reference to Amendment No. 1.

Item 28. Persons Controlled by or Under Common Control with Registrant:

No person is directly or indirectly under common control with the Registrant, except that the Registrant may be deemed to be controlled by Macquarie Wealth Advisers, LLC, the adviser of the Registrant (the "Adviser"). Information regarding the ownership of the Adviser is set forth in its Form ADV as filed with the Securities and Exchange Commission (the "SEC") (File No. 801-67480), and is incorporated herein by reference.

Item 29. Number of Holders of Securities as of July 31, 2025:

Title of Class	Number of Record Holders
Class F1 Units	421
Class F2 Units	133
Class A Units	3731
Class I Units	1456

Item 30. Indemnification:

Reference is made to Section 3.7 of the Registrant's Second Amended and Restated Limited Liability Company Agreement (the "LLC Agreement"), filed as Exhibit (a)(3) to Amendment No. 17, and to Paragraph 7 of the Registrant's Amended and Investment Advisory Agreement (the "Investment Advisory Agreement"), filed as Exhibit (g)(1) to Amendment No. 17. The Registrant hereby undertakes that it will apply the indemnification provisions of the LLC Agreement and the Investment Advisory Agreement in a manner consistent with Release 40-11330 of the SEC under the Investment Company Act of 1940, as amended (the "1940 Act"), so long as the interpretation therein of Sections 17(h) and 17(i) of the 1940 Act remains in effect.

The Registrant maintains insurance on behalf of any person who is or was an independent director, officer, employee or agent of the Registrant against certain liability asserted against and incurred by, or arising out of, his or her position. However, in no event will the Registrant pay that portion of the premium, if any, for insurance to indemnify any such person for any act for which the Registrant itself is not permitted to indemnify.

Item 31. Business and Other Connections of Investment Adviser:

A description of any other business, profession, vocation, or employment of a substantial nature in which the investment adviser of the Registrant, and each member, director, executive officer, or partner of any such investment adviser, is or has been, at any time during the past two fiscal years, engaged in for his or her own account or in the capacity of member, trustee, officer, employee, partner or director, is set forth in the Confidential Memorandum in the section entitled "Management of the Fund." Information as to the members and officers of the Adviser is included in its Form ADV as filed with the SEC (File No. 801-67480), and is incorporated herein by reference.

Item 32. Location of Accounts and Records:

UMB Fund Services, Inc., the Registrant's administrator, maintains certain required accounting related and financial books and records of the Registrant at 235 West Galena Street, Milwaukee, Wisconsin 53212. The other required books and records are maintained by Macquarie Wealth Advisers, LLC, 660 Fifth Avenue, New York, New York 10103.

Item 33. Management Services: Not Applicable.

Item 34. Undertakings: Not Applicable.

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 19th day of September, 2025.

MACQUARIE FOCUSED ACCESS FUND, LLC

By:	/s/ Alex Lee
Alex Lee
President

EXHIBIT INDEX

(h)(1)	Form of Placement Agency Agreement.

(h)(2)	Form of Servicing and Sub-Placement Agency Agreement.

(h)(3)	Form of Rule 12b-1 Plan.